FOR IMMEDIATE RELEASE

CONTACTS:

Nu Skin Enterprises

Scott Pond (investors)
(801) 345-2657, spond@nuskin.com
Kara Schneck (media)
(801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS SECOND-QUARTER 2006 RESULTS

Company Receives Direct Selling Authorization in Mainland China

PROVO, Utah — July 31, 2006 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced second-quarter results in line with the company’s guidance. In a separate release, the company also announced that it has received approval for its application to conduct direct selling in Mainland China.

Financial Results

For the quarter ended June 30, 2006, Nu Skin Enterprises’ revenue was $284.1 million, compared to $310.1 million for the prior-year period. Net income and earnings per share for the quarter were $14.1 million and $0.20, respectively, compared to net income of $22.8 million and earnings per share of $0.32 for the same period in 2005. Revenue for the quarter was negatively impacted 2 percent by foreign currency fluctuations.

Second-quarter results brought the company’s six-month revenue total to $549.9 million compared to first-half 2005 revenue of $599.4 million. Net income, which includes $32.0 million of non-recurring restructuring and impairment charges incurred in the first quarter, was $3.7 million compared to net income of $40.5 million for the same period in 2005. Earnings per share for the first half of 2006 were $0.05, including $0.28 in after-tax restructuring and impairment charges that occurred in the first quarter of 2006, compared to $0.57 during the first half of 2005. Revenue in the first six months of the year was negatively impacted 2 percent by foreign currency fluctuations.

Nu Skin Enterprises
July 31, 2006

“We are encouraged by the progress we are experiencing as our initiatives are rolling out in our global markets,” said Truman Hunt, president and chief executive officer. “The second quarter introduction of our g3 nutrition drink in South Korea and Japan was well received in both markets. During the last week of the quarter, we also launched the ProDerm Skin Analyzer in the United States. This proprietary tool has received a positive distributor response in this market and we expect it to help bolster our Nu Skin personal care business.

“Japan remains our number-one priority. Our key growth initiatives — including the April 2006 compensation plan modifications, a brand-building advertising campaign, a major upgrade to our Tokyo walk-in center, new product launches and our focused effort to get S2 Scanners into the hands of our most effective distributor leaders — are all helping turn the tide in Japan.

“In Mainland China, as anticipated, our quarterly results were down from the prior year as the direct selling regulatory environment continued to be challenging. However, we are now honored to be one of the earliest companies to receive a direct selling license in China. This represents a significant step toward our goal of building a successful, long-term business in this important market. Additionally, Europe continued its impressive growth trend and our Southeast Asia markets are showing sequential improvements,” said Hunt.

Regional Results

North Asia. Second-quarter revenue in North Asia was $152.7 million, compared to $171.2 million for the same period in 2005. Local currency revenue in Japan was down 13 percent compared to the second quarter of 2005. South Korea experienced impressive year-over-year local currency revenue growth of 27 percent in the quarter, making it the company’s third largest market globally. The executive distributor count in the region was down 4 percent, while the number of active distributors declined 6 percent.

Greater-China. Revenue in Greater China was $53.9 million for the second quarter, representing a 16 percent decrease compared to prior-year results. Mainland China posted a 41 percent local currency revenue decline from the prior year. Hong Kong, which benefited from the Greater China convention in May, contributed positively to the quarter with local currency revenue up 19 percent. The executive distributor count in the region was down 27 percent compared to the second quarter of 2005, while active distributors decreased 33 percent, due primarily to Mainland China.

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Nu Skin Enterprises
July 31, 2006

North America. Revenue in North America was $39.1 million, level compared to the prior-year period. Executive and active distributor counts in North America improved 3 percent and 4 percent, respectively, over prior-year results.

South Asia/Pacific. Revenue in South Asia/Pacific decreased 2 percent to $21.2 million from the prior-year period. The region’s second-quarter executive count declined 5 percent while active distributors decreased 4 percent, compared to the same period in 2005.

Other Markets. Revenue from the company’s other markets increased 24 percent to $17.2 million in the second quarter. This year-over-year improvement resulted from a revenue increase of 26 percent in Europe and 12 percent in Latin America. These results were also driven by solid growth in existing markets and expansion into new markets. Executive and active distributor counts in the company’s other markets increased 18 percent and 11 percent, respectively, compared to the second quarter of 2005.

Operational Performance

The company’s gross margin was 83.0 percent, a 30 basis point improvement over prior-year results. The improvement can be attributed to a decrease in Scanner amortization in the quarter as a result of the first-quarter 2006 impairment charges. Selling expenses, as a percent of revenue, were 43.3 percent compared to 41.7 percent in the second quarter of 2005. This increase was due primarily to higher selling incentives in Japan as the company transitioned distributor compensation plan features during the quarter.

General and administrative expenses for the quarter, as a percent of revenue, were 31.3 percent, up 225 basis points over the prior-year period. This increase resulted from a second-quarter revenue decline and a $2.0 million stock-option compensation expense not included in the prior year.

During the second quarter, the company posted a $1.4 million loss in other income, resulting primarily from interest expense. Cash flow from operations was $10.2 million during the quarter. The company paid $7.0 million in dividends and repurchased $5.2 million of company stock.

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Nu Skin Enterprises
July 31, 2006

Outlook

“I’m confident we are taking the right steps to grow our business,” said Hunt. “We have moved forward with aggressive measures to turn the Japanese market around. These initiatives include the recently implemented compensation plan changes, the introduction of our g3 nutrition drink, our national brand-building initiative and the continued rollout of our S2 Scanners. We are focused on returning this key market to growth and expect trends to improve in the third quarter.

“With the official acceptance of our direct sales application in China, we can now focus on intensifying the expansion of our business model. In the next few months, we will introduce direct selling components to our business in Shanghai with anticipated expansion into other provinces next year, setting the stage for growth in 2007,” Hunt continued.

“In the United States we are pleased with the distributor response to the S2 Scanners, as well as the ProDerm Skin Analyzers we seeded into the market during the last week of the quarter. We will continue to accelerate the rollout of Scanners and ProDerm units through the third and fourth quarters. Our objective is to maximize distributor access to these differentiating tools.

“Finally, our business transformation efforts — designed to better support our sales leaders, align the company’s growth drivers and streamline the organization — are beginning to take hold. As we continue this process, we remain on pace to realize approximately $15 million in reduced expenses in 2006; a portion of which will be reinvested into corporate initiatives in Japan and to support growth in the rapidly growing South Korean market,” Hunt concluded.

“We anticipate annual revenue to be in the $1.09 to $1.11 billion range with earnings per share of $0.47 to $0.52, or $0.75 to $0.80 excluding $0.28 in non-recurring restructuring and impairment charges,” said Ritch Wood, chief financial officer. “Assuming a yen rate of 116 to the dollar we project third-quarter revenue of $272 to $277 million with earnings per share in the $0.17 to $0.19 range.”

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Nu Skin Enterprises
July 31, 2006

Management’s overview of the first quarter will be available Tuesday, Aug. 1, beginning at 11 a.m. (EDT) on the Investor portion of the company’s Web site at www.nuskinenterprises.com. A replay of the overview will be available on the company’s Web site through Aug. 18, 2006.

The Company

Nu Skin Enterprises, Inc. is a global direct selling company operating in 43 markets throughout Asia, the Americas and Europe. The company markets premium-quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology-based products and services under the Big Planet® brand. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.”

Nu Skin Enterprises’ press releases are available online at www.nuskinenterprises.com.

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) expectations regarding the positive impact of certain strategic and operational initiatives; (ii) expectation of growth in China in 2007 as a result of obtaining approval to conduct direct selling in China; and (iii) financial projections for the third quarter and year of 2006. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) risks that could adversely impact the company’s operations or financial results in its markets, including its largest market, Japan, such as negative market conditions, material decreases in executive-level and active distributors, or the company’s failure to execute effective initiatives in these markets; (b) risks that reported financial results could be adversely impacted by any weakening of foreign currencies against the U.S. dollar, particularly any further weakening of the Japanese yen; (c) regulatory risks associated with the Scanner, which could inhibit the company’s use of the Scanner in a market if it is determined to be a medical device in any market or if regulatory scrutiny dampens enthusiasm or the ability of the company or its distributors to effectively utilize the Scanner; (d) technical and regulatory challenges associated with the rollout of the Nu Skin® ProDerm™ Skin Analyzer, including difficulties or delays in developing a model that performs with all desired functionality, as well as regulatory uncertainties, particularly in Japan where there is a risk that regulatory authorities may impose limitations on the use of

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Nu Skin Enterprises
July 31, 2006

this tool and on claims that may be made in connection with its use; (e) continued regulatory scrutiny in Mainland China, which has from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores and the imposition of fines; (f) risks that the recently adopted direct selling regulations in China are interpreted or enforced by governmental authorities in a manner that negatively impacts the company’s current or planned business model there, and risk that the implementation of a direct selling model will not result in the anticipated growth of the company’s business in China given the restrictive nature of the direct selling laws; (g) any failure of current or planned initiatives or products, including, among others, the introduction of the second-generation Scanner, the Nu Skin® ProDerm™ Skin Analyzer, and g3™ juice, as well as the commencement of operations in new markets, to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (h) any failure of the implementation of current business transformation initiatives to drive growth and maintain profitability; (i) any inability of the company to obtain necessary product registrations for its nutritional and personal care products in a timely manner; (j) adverse publicity related to the company’s business, products or industry; (k) adverse results of tax audits and challenges by foreign tax authorities with respect to the amount of income tax, customs, duties and other amounts owed by the company; and (l) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K/A filed on March 17, 2006. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.

(Financial Tables to Follow)

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Nu Skin Enterprises
July 31, 2006

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Second Quarters Ended June 30, 2006 and 2005
(in thousands, except per share amounts)

	2006	2005
Revenue:
North Asia	$ 152,679	$ 171,181
Greater China	53,892	64,077
North America	39,104	39,247
South Asia/Pacific	21,202	21,657
Other Markets	17,234	13,895
Total revenue	284,111	310,057

Cost of sales	48,445	53,919
Gross profit	235,666	256,138

Operating expenses:
Selling expenses	122,971	129,192
General and administrative expenses	88,787	89,910
Total operating expenses	211,758	219,102

Operating income	23,908	37,036

Other income (expense), net	(1,407)	(1,173)
Income before provision for income taxes	22,501	35,863
Provision for income taxes	8,438	13,054

Net income	$ 14,063	$ 22,809

Net income per share:
Basic	$ 0.20	$ 0.33
Diluted	$ 0.20	$ 0.32

Weighted average number of shares outstanding:
Basic	70,203	69,955
Diluted	71,148	71,452

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Nu Skin Enterprises
July 31, 2006

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Six Month Periods Ended June 30, 2006 and 2005
(in thousands, except per share amounts)

	2006	2005
Revenue:
North Asia	$ 293,293	$ 332,010
Greater China	105,844	123,204
North America	77,164	75,239
South Asia/Pacific	41,849	42,292
Other Markets	31,741	26,663
Total revenue	549,891	599,408

Cost of sales	95,439	103,583
Gross profit	454,452	495,825

Operating expenses:
Selling expenses	235,269	252,935
General and administrative expenses	178,790	177,093
Impairment of assets and other	20,840	—
Restructuring and other charges	11,115	—
Total operating expenses	446,014	430,028

Operating income	8,438	65,797

Other income (expense), net	(2,461)	(1,828)
Income before provision for income taxes	5,977	63,969
Provision for income taxes	2,242	23,453

Net income	$ 3,735	$ 40,516

Net income per share:
Basic	$ 0.05	$ 0.58
Diluted	$ 0.05	$ 0.57

Weighted average number of shares outstanding:
Basic	70,167	69,849
Diluted	71,193	71,389

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Nu Skin Enterprises
July 31, 2006

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	June 30, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$ 121,553	$ 155,409
Current investments	2,000	—
Accounts receivable	17,695	16,683
Inventories, net	104,462	99,399
Prepaid expenses and other	37,185	36,663
	282,895	308,154

Property and equipment, net	74,681	84,053
Goodwill	112,446	112,446
Other intangible assets, net	92,341	91,137
Other assets	87,912	83,076
Total assets	$ 650,275	$ 678,866

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 21,555	$ 20,276
Accrued expenses	103,832	112,023
Current portion of long-term debt	27,118	26,757
	152,505	159,056

Long-term debt	110,737	123,483
Other liabilities	41,478	41,699
Total liabilities	304,720	324,238

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	184,546	179,335
Treasury stock, at cost	(287,608)	(284,138)
Accumulated other comprehensive loss	(67,690)	(67,197)
Retained earnings	516,216	526,537
	345,555	354,628
Total liabilities and stockholders' equity	$ 650,275	$ 678,866

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Nu Skin Enterprises
July 31, 2006

NU SKIN ENTERPRISES, INC.
Distributor/Preferred Customer Growth by Market

	As of June 30, 2006		As of June 30, 2005		%Increase(Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive
North Asia	330,000	15,418	351,000	16,052	(6.0%)	(3.9%)
Greater China	165,000	6,593	245,000	9,059	(32.7%)	(27.2%)
North America	144,000	3,662	138,000	3,546	4.3%	3.3%
South Asia/Pacific	72,000	1,953	75,000	2,064	(4.0%)	(5.4%)
Other Markets	61,000	1,902	55,000	1,615	10.9%	17.8%
Total	772,000	29,528	864,000	32,336	(10.6%)	(8.7%)

*	Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

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